First Union National Bank
                               Commercial Banking
                                     CT2006
                                 300 Main Street
                               Stamford, CT 06901

March 18, 2002


Mr. Walter Lazarcheck
Chief Financial Officer
Farrel Corporation
Ansonia, CT

     Re: Letter agreement to modify definition of "Consolidated Adjusted Net Worth" contained in the text of Section 7.3 of the Revolving and Term Loan Credit Agreement dated as of June 18, 2001 ("the Agreement"), between First Union National Bank ("Bank"); and Farrel Corporation and Farrel Limited (individually and collectively, "Borrower").

Dear Walter:

Per previous discussions between Bank and Borrower, Bank hereby agrees the definition of "Consolidated Adjusted Net Worth", as it is shown in the third sentence of Section 7.3 of the Agreement, will now read as follows:

     Consolidated Adjusted Net Worth means Borrower's consolidated stockholders' equity, in accordance with GAAP, exclusive of (i) any amount arising from the cumulative foreign currency translation adjustment reported in Borrower's consolidated statement of stockholders' equity, and (ii) an amount arising from the cumulative minimum pension liability reported in Borrower's consolidated statement of stockholders' equity not to exceed $3,500,000 when the Consolidated Adjusted Net Worth is tested as of December 31, 2001, March 31, 2002, June 2002 and September 30, 2002, and not to exceed $2,500,000 when the Consolidated Adjusted Net Worth is tested as of December 31, 2002 and each test date thereafter.

First Union also agrees the aforementioned new definition of Consolidated Adjusted Net Worth is effective as of the December 31, 2001 test date.

This letter agreement applies to the definition of Consolidated Adjusted Net Worth only. This letter does not amend any other term, condition or definition contained in the Agreement. Please sign below to indicate your agreement to the aforementioned modification and return one signed copy of this letter to me.

Sincerely,

/s/ Anne Wilson
-------------------------
Anne Wilson
Vice President

Borrower hereby agrees to the modification referenced in this letter.

/s/ Walter Lazarcheck
-------------------------
Walter Lazarcheck
Chief Financial Officer
Farrel Corporation